STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST

Pursuant to Title 12, Section 381O(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Capital Guardian Funds Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows :

The Trust shall now be known as CG Funds Trust.

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing .

IN WITNESS WHEREOF, the undesigned have executed this Certificate on the 13th day of  January , 2015 A.D.

By: /s/ Robert P. Morse
Trustee

Name: Robert P. Morse
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